Exhibit 10.3.1

Appendix B

Term Sheet for NRG Settlement Agreement1

1.
NRG and GenOn to waive any unsatisfied conditions precedent to the NRG Settlement Agreement for all purposes, including the Plan. GenOn and NRG to consummate the NRG Settlement Agreement no later than July 16, 2018. The NRG Settlement Agreement shall be deemed consummated upon NRG paying $124.7 million in cash to GenOn, subject to post-closing adjustments, if any, within 30 days thereafter. Such consummation shall be a condition precedent to the making of any interim distributions.

2.
NRG to assign its historical claims ($8.4 million asserted) against REMA to GenOn in exchange for $4.2 million, to be deducted from the amount NRG pays to GenOn upon consummation of the NRG Settlement.

3.	The monthly settlement of NRG’s non-historical intercompany claims with GenOn to continue normal course.

4.
Until REMA has provided NRG a release, GenOn to post a $10 million letter of credit to secure any NRG exposure in respect of the claims asserted by REMA against NRG. GenOn shall have no obligation to indemnify NRG for any exposure beyond $10 million. The indemnification and letter of credit shall automatically terminate and GenOn shall have no ongoing obligations to NRG if and when REMA provides NRG a release consistent with Article IX.E of the Plan. If GenOn unable to cause the issuance of the $10 million letter of credit prior to July 16, 2018, NRG shall be entitled to holdback $10 million from the payment contemplated under paragraph 1 hereof until such issuance occurs (at which point NRG shall remit the $10 million holdback amount to GenOn).

5.
GenOn to use best efforts to cause the replacement of, as soon as reasonably practicable, those certain letters of credit procured by NRG for the benefit of GenOn and/or its subsidiaries; in furtherance of the same, GenOn authorizes NRG and its cash management team, with the consent of the GenOn management team, to cause replacement letters of credit to be issued under GenOn’s current DIP LC Facility or such other form of acceptable credit support provided by GenOn and/or its subsidiaries, provided that no replacement letter of credit shall exceed the amount of the applicable letter of credit being replaced. Replacement to occur no later than August 15, 2018; provided that if such replacement does not occur by such time and NRG has used best efforts to effectuate the replacement, GenOn and/or its subsidiaries will provide credit support to NRG in the form of a letter of credit or cash collateral for any such NRG letters of credit that have not been replaced until such time of the replacement. NRG to continue to support the process to replace letters of credit issued under the Revolving Credit Agreement, at no cost, if it continues beyond August 15, 2018. In the event that any outstanding letter of credit issued under the Revolving Credit Agreement is drawn after consummation of the NRG Settlement, GenOn shall fully reimburse NRG for the resulting claim no later than August 15, 2018.

1 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in GenOn’s confirmed chapter 11 plan (as amended, supplemented, or otherwise modified from time to time, the “Plan”).

6.
The treatment of surety bonds procured by NRG, regardless of when procured and whether drawn or undrawn, for the benefit of GenOn and/or its subsidiaries under the Plan shall remain unchanged except that (i) if GenOn effectuates a further interim distribution before December 15, 2018, then GenOn shall provide such treatment no later than December 15, 2018, and (ii) if GenOn effectuates a further interim distribution after December 15, 2018, then GenOn shall provide such treatment contemporaneously with such distribution.

7.
NRG and GenOn to use commercially reasonable efforts to negotiate, in good faith, and finalize reasonable, mutually acceptable changes in respect of the tax matters agreement, exit planning, and related indemnification obligations.

8.
NRG to continue to reasonably cooperate with GenOn and REMA in relation to claims GenOn may assert against REMA, including providing historical diligence related to any and all such claims by or against REMA.

9.
Pursuant to its termination notice, the TSA shall be deemed terminated as of August 15, 2018, and GenOn waives the early services termination fee in exchange for NRG’s provision of payroll services, at no cost and consistent with historical practice, on behalf of GenOn and its subsidiaries (including GenMA and REMA) with reference to payroll periods ending October 21, 2018. Parties acknowledge that NRG has no obligations to provide any Shared Services under the TSA—with the sole exception of payroll services— beyond August 15, 2018, and that NRG shall have no obligation to provide payroll services beyond the October 21, 2018 payroll period.

10.
NRG to withdraw its objection and not oppose the relief requested in the interim distribution motion, provided that this term sheet is appended to the order on the interim distribution motion and specifically approved by the Court.

*    *    *    *

2